Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

July 28, 2022

Mynaric AG

Dornierstraße 19

82205 Gilching

Germany

Ladies and Gentlemen:

We are acting as German counsel to Mynaric AG (the Company), a stock corporation (Aktiengesellschaft) incorporated under the laws of the Federal Republic of Germany (Germany), as to matters of German law in connection with the filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the Registration Statement) on July 28, 2022. The purpose of the Registration Statement is to register under the Securities Act of 1933, as amended (the Securities Act), 612,441 ordinary shares with no-par value, which, upon a potential future conversion into American Depositary Shares evidenced by American depositary receipts (the ADSs), will represent 2,449,764 ADSs, each representing an ownership interest of one-quarter (1/4) of an ordinary shares of the Company with a notional amount attributable to each ordinary share of € 1.00 per share (the Shares). These 612,441 Shares are or may become issuable under the following programs: 270,000 Shares under the Stock Option Program 2019, 34,473 under the Stock Option Program 2020, 103,321 under the Stock Option Program 2021 and 204,647 under the Restricted Stock Units Program 2021 (together, the Plans).

This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

In this context, we examined, inter alia, the following documents:

A)	a copy of the current articles of association (Satzung) of the Company dated July 5, 2022 (the Articles of Association);

B)

a copy of an electronic excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich, Germany (the Commercial Register), docket number HRB 232763, relating to the Company dated July 28, 2022;

C)	a copy of each Plan;

D)	a copy of the minutes of the resolutions of the supervisory board of May 7, 2019, regarding, inter alia, the approval of the Stock Option Program 2019;

E)

an email confirmation by the Company’s Chief Financial Officer, Stefan Berndt-von Bülow, of July 27, 2022, stating that the resolutions by the Company’s supervisory board regarding the approval of the Stock Option Program 2020 and the Stock Option Program 2021, have been taken;

F)	a copy of the minutes of the resolutions of the supervisory board of December 15, 2020, regarding, inter alia, the approval of the Restricted Stock Units Program 2021;

G)	a copy of the minutes of the annual general shareholders’ meeting of the Company, held on July 2, 2019, which resolved on the creation of the Conditional Capital 2019;

H)	a copy of the minutes of the annual general shareholders’ meeting of the Company, held on June 12, 2020, which resolved on the creation of the Conditional Capital 2020;

I)

a copy of the minutes of the annual general shareholders’ meeting of the Company, held on May 14, 2021, which resolved on the creation of the Authorized Capital 2021/II and the Conditional Capital 2021/II (together with the resolutions under D) to H), the Resolutions); and

J)	a copy of the Registration Statement.

In giving this opinion, we have assumed that all documents submitted to us as a copy correspond to the respective original and that all documents examined by us are within the power of, and have been or will be validly authorized and executed by all parties thereto other than the Company, which is acting on the basis of the Resolutions. We have further assumed (1) that all authorizations, other than those authorizing the Company with respect to which we have received copies of the Resolutions, have been or will be validly issued and that none of these authorizations has been revoked, (2) that all documents, including electronic excerpts from the Commercial Register, submitted to us and made as of a specific date, have not been amended, cancelled, or otherwise been altered since that date until the date hereof, (3) that all documents submitted to us in purported final draft form have been, or will be, executed in the form submitted, (4) that the Company will at all times continue to have sufficient authorized or conditional share capital with the relevant authorization to waive any pre-emptive subscription rights; (5) that the management board and the supervisory board of the Company will duly pass the relevant resolutions for the issue of the Shares (the Board Resolutions) in accordance with the Articles of Association, the terms of the Plans, the Resolutions and applicable law; (6) that upon issue of any Shares, the Company will receive payment in cash of an issue price in accordance with the Plans, the Resolutions and applicable law and (7) that there will be no amendments to the authorized share capital of the Company which would adversely affect the issue of the Shares and the conclusions stated in this opinion. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In this opinion, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances in which a court may be prepared to pierce or lift the corporate veil) (nicht nachschusspflichtig).

Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that when the Company as a German stock corporation has issued the Shares against payment therefor under the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly issued, granted or awarded and exercised in accordance with the requirements of law, the Resolutions, the Board Resolutions, the Articles of Association, and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following qualifications:

(i) Pursuant to Sections 57 et seq. and 71a of the German Stock Corporation Act (Aktiengesetz) (AktG), except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.

(ii) We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in the Registration Statement (including in documents incorporated into the Registration Statement by reference) or any documents provided to Plan participants with respect to the Shares or the Company.

(iii) This opinion speaks as of its date and is confined to, and is given on the basis of, the laws of Germany as they exist at the date hereof; it is governed by the laws of Germany. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

(iv) We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP